Exhibit 5.3

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
INTERNET	www.loyensloeff.com

To: Each party (Opinion Addressee) listed in Schedule 1 (Opinion addressees)

RE	Dutch law legal opinion – Embraer Netherlands Finance B.V. – Issuance of Notes

REFERENCE	56023776

DATE	5 February 2025

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Opinion Party, in connection with the registration of the Notes in accordance with the Registration Statement.

2	DEFINITIONS

2.1	Capitalised terms used but not defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Articles means the articles of association listed in paragraph 2.2 (Constitutional documents) of Schedule 2 (Reviewed documents).

Board Resolution means the document listed in paragraph 2.3 (Board resolution) of Schedule 2 (Reviewed documents).

Deed of Incorporation means the deed of incorporation listed in paragraph 2.2 (Constitutional documents) of Schedule 2 (Reviewed documents).

Excerpt means the document listed in paragraph 2.1 (Excerpt) of Schedule 2 (Reviewed documents).

Form F-3 means the document listed in paragraph 3 (Form F-3) of Schedule 2 (Reviewed documents).

Notes means the senior unsecured notes to be issued by the Opinion Party and unconditionally and irrevocably guaranteed by Embraer S.A.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce under number 24370566.

AMSTERDAM • BRUSSELS • • LONDON • LUXEMBOURG •

NEW YORK • PARIS • ROTTERDAM • • TOKYO • ZURICH

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Opinion Document means the document listed in paragraph 1 (Opinion document) of Schedule 2 (Reviewed documents).

Opinion Party means Embraer Netherlands Finance B.V., registered with the Trade Register under number 63376431.

Power of Attorney means the power of attorney included in the Board Resolution.

Registration Statement means the registration statement on the Form F-3 to be filed with the SEC relating to the offering of the Notes to be issued by the Opinion Party in accordance with the Opinion Document.

Relevant Date means the date of the Resolutions, the date of the Opinion Document and the date of this opinion letter.

Resolutions means the Board Resolution and the Supervisory Board Resolution.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S.Securities Act of 1933.

Supervisory Board Resolution means the document listed in paragraph 2.4 (Supervisory board resolution) of Schedule 2 (Reviewed documents).

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1

For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Opinion Document and the other documents listed in Schedule 2 (Reviewed documents).

3.2	We have not reviewed and express no opinion on any document incorporated by reference or referred to in the Opinion Document other than the documents referred to in paragraph 3.1.

3.3	We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpt; and

(b)

an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Opinion Party is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register.

4	NATURE OF OPINION

4.1

We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

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4.2

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Document and on any representations, warranties or other information included in the Opinion Document and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4

This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5

This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 3 (Assumptions) and the qualifications set out in Schedule 4 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Opinion Party has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2	No insolvency

Based solely on the Excerpt and the Checks, the Opinion Party has not been granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or subjected to a public composition proceeding (openbaar onderhands akkoord) by a Dutch court.

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5.3	Corporate power

The Opinion Party has the corporate power to execute the Opinion Document, to offer and issue the Notes, and to perform its obligations thereunder.

5.4	Due authorisation

The Opinion Party has duly authorised with all requisite corporate action the execution of the Opinion Document and the offering, issuing and listing of the Notes.

5.5	No violation of Articles and law

The execution by the Opinion Party of the Opinion Document and issue by the Opinion Party of the Notes and the performance by the Opinion Party of its obligations thereunder will not result in a violation of its Articles or of the provisions of any published law, rule or regulation of general application of the Netherlands which would affect the validity or enforceability of the Opinion Document and the Notes.

5.6	Choice of law

The choice of law as contained in the Opinion Document, when duly executed, is valid and binding under Dutch law.

5.7	Submission to jurisdiction

The submission to the jurisdiction of the courts as contained in the Opinion Document, when duly executed, is recognised under Dutch law.

5.8	Enforcement of court decision

In the absence of an applicable treaty, a judgment rendered by a New York State court (a Non-Treaty Court) will not be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits if (a) that judgment results from proceedings compatible with the Dutch concept of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of a Non-Treaty Court has been based on an internationally acceptable ground and (d) the judgment by a Non-Treaty Court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

5.9	Consents

No approval, authorisation or other action by, or filing with, any Dutch governmental, regulatory or supervisory authority or body, is required in connection with (a) the execution by the Opinion Party of the Opinion Document, (b) the offering and issue by the Opinion Party of the Notes and (c) the performance of its obligations thereunder.

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6	ADDRESSEES

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

6.2

We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under Section 7 of the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
/s/ Loyens & Loeff N.V.

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Schedule 1

OPINION ADDRESSEES

(1)	Embraer S.A.

Avenida Brigadeiro Faria Lima 2170

São José dos Campos

São Paulo, 12227-901

Brazil

(2)	Embraer Netherlands Finance B.V.

Jachthavenweg 109 C

1081 KM Amsterdam

The Netherlands

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Schedule 2

REVIEWED DOCUMENTS

1	OPINION DOCUMENT

A draft of New York law governed indenture in respect of the Notes, between the Opinion Party, as issuer, Embraer S.A., as guarantor, and The Bank of New York Mellon as trustee, registrar, transfer agent and paying agent, filed as Exhibit 4.1 to the Registration Statement.

2	ORGANISATIONAL DOCUMENTS

2.1	Excerpt

An excerpt of the registration of the Opinion Party dated 3 February 2025.

2.2	Constitutional documents

The deed of incorporation, including the articles of association of the Opinion Party dated 22 May 2015.

2.3	Board resolution

The resolutions of the management board of the Opinion Party dated 5 February 2025 including a power of attorney to each member of the management board, acting independently.

2.4	Supervisory board resolution

The resolutions of the supervisory board of the Opinion Party dated 5 February 2025.

3	MISCELLANEOUS

The Form F-3 Registration Statement under the US Securities Act of 1933 with the SEC with respect to the Notes, including the prospectus, as filed by Embraer S.A. and the Company on 5 February 2025.

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Schedule 3

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1

All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2	All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

1.3	Each notarial deed is a valid notarial deed.

1.4	The Opinion Document will be executed in the form of the draft referred to in paragraph 1 (Opinion Document) of Schedule 2 (Reviewed documents).

2	Incorporation, existence and corporate power

The Opinion Party has not been dissolved, merged involving the Opinion Party as disappearing entity, demerged, converted, terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions, the Checks and the Excerpt.

3	Corporate authorisations

3.1	The Resolutions have been made with due observance of the Articles and any applicable board regulations.

3.2

No member of the management board of the Opinion Party has a direct or indirect personal interest which conflicts with the interest of the Opinion Party or its business in respect of the transactions contemplated by the Opinion Document and the offering and issue of the Notes (although not constituting conclusive evidence thereof, this assumption is supported by the contents of its Board Resolution).

3.3

No member of the supervisory board of the Opinion Party has a direct or indirect personal interest which conflicts with the interest of the Opinion Party or its business in respect of the transactions contemplated by the Opinion Document and the offering and issue of the Notes (although not constituting conclusive evidence thereof, this assumption is supported by the contents of its Supervisory Board Resolution).

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3.4

The Opinion Party has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Document (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

4	Execution

4.1	The Opinion Document will be signed on behalf of the Opinion Party by one or more persons authorised to represent it pursuant to its Articles or the Power of Attorney.

5	Other parties

5.1	Each party to the Opinion Document, other than the Opinion Party, is validly existing under the laws by which it is purported to be governed.

5.2

Each party to the Opinion Document, other than the Opinion Party, has all requisite power and capacity (corporate and otherwise) to execute and to perform its obligations under the Opinion Document and each Opinion Document has been or will be duly authorised, executed and delivered by or on behalf of the parties thereto other than the Opinion Party.

6	Validity

6.1	Under any applicable laws (other than Dutch law):

(a)	each Opinion Document and the Notes constitute the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms; and

(b)	the choice of law and submission to jurisdiction made in each Opinion Document and in the terms and conditions of the Notes are valid and binding.

6.2

The terms and conditions of the Notes will not be affected by any rule of law which applies or may be applied to obligations arising under bills of exchange, cheques, promissory notes and other negotiable instruments.

7	Regulatory

7.1	The Opinion Party complies with the requirements to benefit from Section 3:2 of the Act on financial supervision (Wet op het financieel toezicht).

7.2

Each offer of the Notes and any and all invitations, offers, advertisements, publications and other documents in which the offer of the Notes will be announced, will be made in conformity with the provisions of the Opinion Document and the Form F-3, the selling restrictions and, if applicable, the exemption wording contained therein.

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7.3

The Opinion Party does not use inside information, within the meaning of Sections 7, 8 and 14 the Market Abuse Regulation (EU) 596/2014 on the date of the execution of the Opinion Document or on the date of the performance of its obligations thereunder or on the date of the issuance or disposal of the Notes.

7.4

The transactions contemplated in the Opinion Document do not constitute the stabilisation or manipulation of the price of the Notes as prohibited under Section 15 of the Market Abuse Regulation (EU) 596/2014.

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Schedule 4

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Enforceability

2.1

The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.2

A Dutch legal entity may invoke the nullity of a transaction if the transaction is not within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction is within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3	Accuracy of Excerpt

A Trade Register excerpt does not provide conclusive evidence that the facts set out therein are correct and complete. However, subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware thereof.

4	Incorporation, existence and corporate power

4.1

The information obtained from the Checks does not provide conclusive evidence that a company has not been granted a suspension of payments or declared bankrupt by a Dutch court nor does it provide any information regarding any other insolvency proceedings.

4.2

Any dissolution, merger, demerger or conversion involving a company must be notified to the Trade Register. However, proper registration is not a condition for a dissolution, merger, demerger or conversion to be effective. Therefore, the contents of a Trade Register excerpt do not provide conclusive evidence that a company has not been dissolved, merged, demerged or converted.

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5	Powers of attorney

5.1

Each power of attorney or mandate to which Dutch law is applicable, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy, and will cease to be effective in case of a suspension of payments or in the event of an intervention, recovery or resolution measure. To the extent that the appointment of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

5.2

A power of attorney to which Dutch law is applicable can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

5.3

A person is entitled to elect a domicile which is different from its physical or real domicile, if certain conditions are met. However, we are not aware of any case law confirming that, for the purpose of service of process, a domicile located outside the Netherlands may be elected. In the event of initiating legal proceedings against a person domiciled in the Netherlands, we recommend that service of process is also effected upon it at its domicile in the Netherlands.

6	Dutch court proceedings

6.1

A Dutch court may apply provisions of law other than the law chosen by the parties, pursuant to and subject to the limitations under the EC Regulation (593/2008) on the law applicable to contractual obligations (Rome I) and the EC Regulation (864/2007) on the law applicable to non-contractual obligations (Rome II).

6.2

Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties. A Dutch court has the power or obligation to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere.

6.3	Specific performance may not always be available.

6.4	Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

6.5

It is uncertain whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

6.6

If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

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7	Regulatory

Any dealer, arranger, selling agent or other person providing investment services in the Netherlands within the meaning of Section 2:96 of the Act on financial supervision (Wet op het financieel toezicht) must either be licensed or exempt under the Act on financial supervision.

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